UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 5, 2011

Gold Standard Mining Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-53434	80-0250289
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

28036 Dorothy Drive, Suite 307

               Agoura Hills, California 91301

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:  (818) 665-2098

                                         Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 4.02.  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 5, 2011, the Board of Directors of Gold Standard Mining Corp. (the “Company”) concluded that the Company’s consolidated financial statements for the quarter ended September 30, 2010 should no longer be relied upon because of certain material errors in such financial statements.

In the preparation of the Company’s financial statements, management of the Company received financial information from its Russian operating subsidiary, Rosszoloto Co. Ltd., in Russian.  The Company’s Chief Executive Officer and Chief Financial Officer does not speak or read Russian, and thus such financial information was translated to English by a third party.  As a result of a translation error, gold that was in fact deposited into the Company’s inventory was believed to have been sold, and the amounts associated with such gold were believed to be revenues from sales and not inventory.  Accordingly, the Company’s financial statements for the quarter ended September 30, 2010, materially overstate revenues and net income, and materially understate inventory.

In addition, the revenues and net income for the year ended December 31, 2010, as reported in the Company’s Current Report on Form 8-K filed January 27, 2011 and Press Release dated January 25, 2011, are correspondingly materially inaccurate, and such statements should not be relied upon.

Neither the Board of Directors nor management of the Company has discussed the matters described herein with its independent auditor.  However, the Company has informed its independent auditor of these matters.

The Company is reviewing its internal controls and procedures and intends to take remedial actions designed to ensure that these types of errors do not occur in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLD STANDARD MINING CORP. By: PANTELIS ZACHOS /s/ PANTELIS ZACHOS Pantelis Zachos Chief Executive Officer

Dated: April 6, 2011